UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2014

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345‑2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure
On October 24, 2014, the Registrant issued a press release announcing that third quarter 2014 operating results will be negatively impacted by a higher than anticipated level of losses. Management anticipates that the Registrant will report third quarter 2014 operating income1 in the range of $0.11 to $0.15 per share, and that the GAAP combined ratio for the third quarter will be approximately 107.9 percent. Based on actual results for the first nine months of the year and projections for the remainder of the year, management has revised its 2014 operating income guidance from the previous range of $2.00 to $2.25 per share to a revised range of $1.55 to $1.80 per share. The press release is furnished as Exhibit 99.
1The Registrant prepares its public financial statements in conformity with accounting principles generally accepted in the Unites States of America (GAAP). Operating income/loss is a non-GAAP financial measure, calculated by excluding net realized investment gains/losses from net income/loss. The Registrant’s calculation of operating income/loss may differ from similar measures used by other companies, so investors should exercise caution when comparing the Registrant’s measure of operating income/loss to the measure of other companies. Management’s projected operating income guidance is also considered a non-GAAP financial measure.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on October 24, 2014.

EMC INSURANCE GROUP INC.
Registrant

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99	Press Release